Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis
Three Months Ended March 2022 vs. March 2021

Description	Cents

Retail Sales	2¢

Retail Revenue Impacts	4

Weather	1

Non-Fuel O&M(*)	(8)

Depreciation and Amortization, Interest Expense, Other	—

Total Traditional Electric Operating Companies	(1)¢

Southern Power	(2)

Southern Company Gas	4

Parent and Other	(2)

Total Change in EPS (Excluding Items)	(1)¢

Estimated Loss on Plants Under Construction[1]	3

Wholesale Gas Services[2]	(12)

Total Change in EPS (As Reported)	(10)¢
(*) Includes non-service cost-related benefits income
- See additional Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis

Notes
(1)Earnings for the three months ended March 31, 2021 include a charge of $48 million pre tax ($36 million after tax) for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three months ended March 31, 2022 and 2021 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling $10 million to $20 million annually through 2025.
(2)Earnings for the three months ended March 31, 2021 include results of the Wholesale Gas Services business, which was sold on July 1, 2021. Presenting earnings and earnings per share excluding Wholesale Gas Services provided an additional measure of operating performance that excluded the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.